Exhibit 5.1

Opinion of Hallett & Perrin

May 27, 2005

Brinker International, Inc.
6820 LBJ Freeway
Dallas, Texas 75240

Gentlemen:

            We have served as securities counsel for Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S‑8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, covering the issuance of up to 11,190,183 shares (the "Shares") of Common Stock of the Company upon the exercise of awards under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants.

            We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein.  Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non‑assessable.

            We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                                                                       Very truly yours,

                                                                                        /s/ Hallett & Perrin, P.C.
                                                                                        Hallett & Perrin, P.C.